Exhibit 99.1

IMAC Holdings, Inc. Announces $3.9 Million Registered Direct and Private Placement

BRENTWOOD, Tenn., August 12, 2022 (GLOBE NEWSWIRE) -- IMAC Holdings, Inc. (Nasdaq: BACK) (“IMAC” or the “Company”), a provider of innovative medical advancements and care specializing in regenerative rehabilitation orthopedic treatments, today announced that it has entered into a securities purchase agreement with institutional investors for the purchase and sale of 5,164,474 shares of common stock at a purchase price of $0.76 per share in a registered direct offering.

In a concurrent private placement, the Company also agreed to issue to the investors Series 1 warrants to purchase 5,164,474 shares of common stock that will become exercisable on the date that is six months following the date of issuance of the shares of common stock in the registered direct offering (the “Exercise Date”) and expire on the five year anniversary of the Exercise Date, at an exercise price of $0.95 per share, and Series 2 warrants to purchase 5,164,474 shares of common stock that will become exercisable on the Exercise Date and expire on the one year anniversary of the Exercise Date, at an exercise price of $0.95 per share. The aggregate gross proceeds to the Company of both transactions are expected to be approximately $3.9 million before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from this offering for working capital and other general corporate purposes, including financing the costs of implementing the Company’s strategic alternatives activities.

The transactions are expected to close on or about August 16, 2022, subject to the satisfaction of customary closing conditions.

Joseph Gunnar & Co., LLC is acting as the Sole Placement Agent.

The registered direct offering is being made pursuant to an effective shelf registration statement on Form S-3 (No. 333-237455) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on April 3, 2020. A final prospectus supplement and accompanying prospectus describing the terms of the proposed offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying prospectus may be obtained, when available, by contacting Joseph Gunnar & Co., LLC Attention: Syndicate Department at 30 Broad Street, 11th floor, New York, NY 10004 or by telephone at (212) 440-9600.

The offer and sale of the securities in the private placement are being made in a transaction not involving a public offering and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be reoffered or resold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The securities were offered only to accredited investors. Pursuant to a securities purchase agreement with the investors, the Company has agreed to file a registration statements with the SEC covering the resale of the common stock issuable upon exercise of the warrants.

Before investing in this offering, interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about the Company and such offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About IMAC Holdings, Inc.

IMAC Holdings owns and manages health and wellness centers that deliver sports medicine, orthopedic care, and restorative joint and tissue therapies for movement restricting pain and neurodegenerative diseases. IMAC is comprised of three business segments: outpatient medical centers, The Back Space, and a clinical research division. With treatments to address both young and aging populations, IMAC Holdings owns or manages outpatient medical clinics that deliver regenerative rehabilitation services as a minimally invasive approach to acute and chronic musculoskeletal and neurological health problems. IMAC’s The Back Company retail spinal health and wellness treatment centers deliver chiropractic care within Walmart locations. IMAC’s research division is currently conducting a Phase I clinical trial evaluating a mesenchymal stem cell therapy candidate for bradykinesia due to Parkinson’s disease. For more information visit www.imacholdings.com.

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements, and terms such as “anticipate,” “expect,” “believe,” “may,” “will,” “should” or other comparable terms, are based largely on IMAC’s expectations and are subject to a number of risks and uncertainties, certain of which are beyond IMAC’s control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the skills and experience necessary to meet customers’ requirements, and its ability to protect its intellectual property. IMAC encourages you to review other factors that may affect its future results in its registration statement and in its other filings with the Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact occur.

IMAC Press Contact:

Laura Fristoe

lfristoe@imacrc.com